As filed with the Securities and Exchange Commission on May 11, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

under the Securities Act of 1933

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

UTAH	87-0638510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(801) 765-1200 (telephone)

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Brent M. Cook

Chief Executive Officer and Director

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

(801) 765-1200 (telephone)

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

(212) 930-9700 (telephone)

Approximate date of commencement of proposed sale to the public:

From time to time after the effectiveness of this registration statement as determined by market conditions.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, $0.01 par value (2)	3,636,291	$5.63	$20,472,318	$628.50
Common stock, $0.01 par value (3)	100,000	$5.63	$563,000	$17.28
Totals	3,736,291	$5.63	$21,035,318	$645.78

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the price per share of $5.63 which was the average of the high and low sales price per share of our common stock as reported on the NYSE Arca on May 9, 2007.
(2)	Represents 2,693,552 shares of common stock and 942,739 shares issuable upon the exercise of warrants issued by us having an exercise price of $6.05 per share, as outlined under “Selling Security Holders.”
(3)	Represents 100,000 additional shares of common stock issuable by us, from time to time to the public during the effective period of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The securities being registered may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 11, 2007

PRELIMINARY PROSPECTUS

RASER TECHNOLOGIES, INC.

100,000 SHARES OF COMMON STOCK OFFERED BY ISSUER

AND

3,636,291 SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS

This prospectus relates to:

3,636,291 SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS OF WHICH 942,739 SHARES MAY BE ISSUED UPON THE EXERCISE OF WARRANTS ISSUED TO THE SELLING SHAREHOLDERS;

100,000 SHARES WHICH WE MAY FROM TIME TO TIME OFFER TO THE PUBLIC.

This prospectus provides a general description of the common stock we may offer from time to time. Each time we sell securities pursuant to this prospectus we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of our securities by us unless accompanied by the applicable prospectus supplement.

The selling shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling shareholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

OUR COMMON STOCK IS LISTED ON THE NYSE ARCA EXCHANGE UNDER THE SYMBOL OF “RZ”. ON MAY 9 2007 THE CLOSING PRICE FOR OUR COMMON STOCK WAS $5.49 PER SHARE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION “ RISK FACTORS,” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS             , 2007.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

This prospectus describes certain securities of Raser Technologies, Inc., a Utah corporation. This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to 100,000 shares of our common stock, including shares of our common stock issuable upon the exercise of warrants.

This prospectus contains a general description of the securities we may offer. We will describe the specific terms of these securities, as necessary, in supplements that we attach to this prospectus for each offering. Each supplement will also contain specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus.

In addition, selling shareholders are offering for resale up to 3,636,291 shares of our common stock of which 942,739 shares are issuable upon the exercise of common stock purchase warrants. We will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus.

Any selling shareholder may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by any selling shareholder in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement.

The registration statement we filed with the Securities and Exchange Commission, which we refer to as the SEC, includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before investing in any of the securities offered.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Raser,” “us,” “our,” “we,” the “Company” or other similar terms are to Raser Technologies, Inc.

THE COMPANY

We are a technology licensing and development company. We operate in two business segments: Transportation and Industrial Technology, and Power Systems. The Transportation and Industrial Technology segment focuses on improving the efficiency and power density of electric motors, generators and their associated power electronic drives and controls. This technology is known as SymetronTM technology. The Power Systems segment is seeking to develop new geothermal electric power generating plants and bottom-cycling operations that generate electric power from the waste heat of existing power plants and industrial facilities, incorporating licensed heat-transfer technology and our SymetronTM technology.

We have developed several innovations in electric motors and their associated electronic drives and controllers that allow for increased torque, power and efficiency. The electromagnetic machine and power electronic drive technology is trademarked under the name “SymetronTM”. The technologies can be applied to industrial AC induction motors and drives, permanent magnet motors, generators and automotive alternators for use in industrial and transportation applications, hybrid-electric and electric vehicle propulsion systems, and other applications where the efficiency of electricity-to-motion or motion-to-electricity power conversions can be improved. We believe that SymetronTM technologies can also be applied to electric power generation applications.

In 2005, we began to implement our strategy of acquiring heat-transfer technology for use in geothermal electric power generation, specifically, advanced binary cycle power generation technology, as well as geothermal resources. In 2006, we acquired a non-exclusive license for certain patents, patents pending, and technical information relating to certain heat-transfer technologies, including geothermal, waste heat recovery and bottom-cycling applications. We believe that a combination of these and other technologies, our management’s significant experience in developing power projects, the geothermal properties and resources we have secured and the various incentives the U.S. government has established for alternative energy applications, provide us with an attractive opportunity for establishing a significant geothermal power and waste heat recovery business.

We recognize that geothermal power generation, including exploration, drilling, power plant construction and operation, is a capital intensive proposition. We intend to develop relationships with several strategic alliance partners to provide the necessary capital to fund the development of geothermal power plants. We believe that with the tax incentives available to such projects and the favorable economic environment for renewable energy, it will be possible to develop geothermal projects that are economically feasible. We have been successful in leasing some properties in central Nevada with potential geothermal resources, where we intend to develop binary heat recovery power plants in conjunction with strategic alliance partners. Subject to obtaining adequate financing from our alliance partners or other sources, we intend to initiate development of a number of geothermal power plants that have a combined generating capacity totaling approximately 100 megawatts of electricity per year for the first three years and 150 megawatts per year thereafter.

Consistent with our limited operating history, we have generated very limited revenues from operations and have not yet commercially licensed our transportation and industrial technologies. We are in an early stage of development and there is limited historical information upon which an evaluation can be made regarding our business and prospects. We also have limited insight into how market and technology trends may affect our future business. The revenue and income potential of both our operating segments is unproven and the markets in which we expect to compete are very competitive and rapidly evolving. Our business and prospects should be considered in light of the risks, expenses, cash requirements, challenges and uncertainties that exist in an early stage company seeking to develop new technologies and products in competitive and rapidly evolving markets.

Our mailing address is 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604. Our telephone number is (801) 765-1200. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our web site as part of, or incorporating it by reference into, this prospectus.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements under federal securities laws. These statements are based on current expectations and projections about future results and include the discussion of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus, the documents incorporated by reference and in any prospectus supplement, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

ABOUT THIS PROSPECTUS

THE OFFERING

Securities offered by us	100,000 shares of our outstanding common stock.

Securities that may be sold by our shareholders	Up to 3,636,291 shares of our outstanding common stock, of which 942,739 shares are issuable upon exercise of outstanding warrants.

Use of proceeds	We intend to use the proceeds from the sale of our common stock by us pursuant to this prospectus for general corporate purposes.

We will not receive any money from the selling shareholders when they sell shares of our common stock; however, we may receive up to $5,703,571 from the exercise of outstanding warrants to acquire shares underlying warrants that are being registered. As of the date of this prospectus, none of these warrants have been exercised.

Offering Price	Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent	Interwest Transfer Company, 1981 East Murray-Holladay Road, Salt Lake City, Utah 84117, Telephone No. (801) 272-9294, serves as the transfer agent and registrar for our outstanding securities.

We have agreed to pay all costs and expenses relating to the registration of our common stock. The selling shareholders will only be responsible for any commissions, taxes, attorney’s fees and other charges relating to the offer or sale of these securities. The selling shareholders may sell their common stock through one or more broker/dealers, and these broker/dealers may receive customary compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders as they shall agree.

RISK FACTORS

An investment in shares of our common stock involves certain risks. You should carefully consider all of the information set forth in this prospectus. In particular, you should evaluate the following risk factors before making an investment in the shares of our common stock. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have limited operating experience and revenue, are not currently profitable, expect to continue to incur net losses for the foreseeable future, and may never achieve or maintain profitability. We are likely to need to raise additional capital in the future and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to support our business requirements, build our business or, potentially be unable to continue as a going concern.

We are a technology licensing company with a limited operating history, and from our inception, we have earned limited revenue from operations. We have not yet commercially licensed our technologies. Our early stage of commercialization provides limited historical information upon which an investor can base an evaluation of our business and prospects, and we have limited insight into how market and technology trends may affect our business. The revenue and income potential of our business is unproven and the markets we seek to penetrate are very competitive and rapidly evolving. Our business and prospects must be evaluated in light of the risks, expenses, challenges and uncertainty that we face as an early stage company seeking to develop new technology and products in a competitive and rapidly evolving market.

Since our inception, we have incurred significant net losses, including a net loss of approximately $4.6 million for the three months ended March 31, 2007. As a result of ongoing operating losses, we had an accumulated deficit and deficit after re-entry into development stage of approximately $40.1 million on cumulative revenues of approximately $608,000 as of March 31, 2007. Our losses have resulted primarily from the extensive research and development and general and administrative expenses associated with our operations. We expect to incur additional losses for at least the next few quarters. We may be unable to successfully develop new technology or products, and any technology or any products we develop may not be commercially viable. We expect to incur additional substantial operating losses as a result of increases in expenses for research and product development, and selling, general and administrative costs. In addition, we continue to incur significant expenses to comply with our obligations as a public company. We may never achieve profitability. We are likely to need additional funding for our operations and funding may not be available to us on commercially reasonable terms, or at all. Our ability to achieve profitability will depend upon many factors, including our ability to:

•

develop commercially viable technology by designing and engineering the SymetronTM motor, controller, alternator, integrated starter alternator and generator technologies to license on a commercial scale;

•	convince our potential customers of the benefits of our technology or products;

•

establish relationships with motor and power generator manufacturers, automobile manufacturers, producers or consumers of electricity and other forms of power, the military, government, and other systems integrators for the license or sale of our technology or products, if any;

•	develop a successful marketing plan relating to the monetization of tax attributes relating to geothermal power production;

•	identify and secure productive geothermal sites that will produce energy using licensed geothermal heat-transfer technology;

•	acquire electrical transmission and interconnection rights for geothermal plants constructed;

•	manage construction, drilling and operating costs relating to geothermal power production;

•	avoid infringing and successfully defend any allegations of infringing the intellectual property rights of others;

•	defend our intellectual property from infringement by others;

•	comply with applicable governmental regulations; and

•	hire, train and retain qualified personnel.

On March 31, 2007, we had cash and cash equivalents on hand of $19.2 million. Cash used in operations was approximately $7.9 million for the year ended December 31, 2006 and $1.7 million for the three months ended March 31, 2007.

If we are unable to generate revenue or raise additional capital when needed, we will be forced to reduce expenditures to continue as a going concern. Raising additional capital could have a dilutive effect on or otherwise affect existing shareholders, as described in more detail below. Reduction of expenditures could have a negative impact on our business as it may reduce research and development of our products, sales and marketing activities, and other areas that we believe are essential to our ultimate success.

The amount and timing of our future capital needs depend on many factors, including the timing of our development efforts, opportunities for strategic transactions, and the successful commercial licensing of our technologies. Given our current business strategy, regardless of whether the timing of our development and commercialization of licensing our technologies is favorable, we may need to raise additional capital to further develop and market our SymetronTM technology, to develop our power projects, and to continue operations.

If we raise additional capital through the issuance of equity or securities convertible into equity, our shareholders may experience dilution. Any new securities we issue may have rights, preferences or privileges senior to those of the holders of the common stock. For example, in September 2004 we issued Series B Convertible preferred stock which included a 7% dividend and anti-dilution protection to account for certain future dilutive issuances, if any. In addition, in April 2005, we issued Series C Convertible preferred stock which included anti-dilution protection to account for certain future dilutive issuances, if any. In March 2007, we issued in a private placement shares of our common stock and warrants to purchase shares of our common stock, which included anti-dilution protection to account for certain future dilutive issuances, if any. If we raise additional capital by incurring indebtedness, it could constrict our liquidity, result in substantial cash outflows, and adversely affect our financial health and ability to obtain financing in the future. Any such debt would likely contain restrictive covenants that may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures. Any failure by us to satisfy our obligations with respect to these potential debt obligations would likely constitute a default under such credit facilities.

Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain financing with acceptable terms, and to implement our business plan to increase revenues, we may be unable to successfully support our business requirements and continue as a going concern.

Our business may be materially adversely affected if we are unable to successfully utilize heat-transfer technology.

Our ability to successfully utilize heat-transfer technology to enter into and compete in the geothermal and waste heat recovery electrical power production market will depend on many factors and is subject to various risks, including but not limited to:

•	the future growth of the geothermal and waste heat recovery electrical power production market;

•	the economic and competitive environment of the geothermal and waste heat recovery area and the overall power generation industry;

•

our ability to obtain strategic partners in the geothermal and waste heat area, including financial partners who would provide funding for development activities using the licensed technology, and operational partners who would implement the licensed technology at geothermal and waste heat power plants; to date, we have not secured any such partners;

•	the level and quality of opportunities to develop power generation;

•	the value of the patents underlying the geothermal heat-transfer technology license obtained from our former merger candidate, of which we can provide no assurance;

•	the possibility that disputes between the former merger candidate and any third-party licensee or licensor of the technology could affect the value of our heat-transfer technology license;

•	our ability to raise sufficient capital to fund our operations and planned growth, including in the geothermal and waste heat power generation area; and

•	the possibility that restrictions imposed by the former merger candidate on our heat-transfer technology license will impede us from fully utilizing the licensed technology.

If we are unable to successfully utilize our heat-transfer technology and we are unable to acquire a license for comparable technology, it could harm our business, prospects, financial condition and results of operation.

We may be unable to successfully license our intellectual property. If we cannot successfully license our intellectual property, it could impair our ability to generate revenues.

Our current long-term business strategy for our transportation and industrial business segment is based almost entirely upon the licensing of our SymetronTM technology to electric motor, controller, alternator and generator manufacturers, suppliers and system integrators. We expect the sales cycle with respect to licensing our technology to be lengthy and there can be no assurance that we will achieve revenue from our licenses in the time frames that we expect. If we are unable to successfully license our intellectual property or technology to these businesses or others, we will be unable to generate revenues under our current business model, and we may be unable to continue operating or would be required to develop a new long-term business strategy.

We are currently focusing on commercializing our technologies in the transportation and industrial markets. We cannot predict the rate at which market acceptance of our technologies will develop in these markets, if at all. Additionally, we may focus our product commercialization activities on a particular industry or industries, which may not develop as rapidly as other industries, if at all. The commercialization of our products or the licensing of our intellectual property in an industry or industries that are not developing as rapidly as other industries could harm our business, prospects, financial condition and results of operations.

We may enter into strategic transactions that result in significant cost and expense, but do not produce additional revenues.

Our success depends on our ability to execute our business strategy, including licensing our intellectual property to electric motor and controller manufacturers, suppliers and system integrators and developing geothermal electric power plants. Executing our strategy may involve entering into strategic transactions. In executing these strategic transactions, we may expend significant financial and management resources and incur other significant costs and expenses. There is no assurance that the execution of any strategic transactions will result in additional revenues. Any failure to enter into strategic transactions that lead to additional revenues could harm our business, prospects, financial condition and results of operations.

We may pursue strategic acquisitions that could have an adverse impact on our business.

We may pursue the acquisition of new or complementary businesses or technologies. Acquisitions could result in difficulties assimilating acquired operations and products, and result in the diversion of capital and management’s attention away from other business issues and opportunities. Integration of acquired companies may result in problems related to integration of technology and management teams. We may not successfully integrate acquisitions, personnel or products that we may acquire in the future. If we fail to successfully integrate acquisitions, our business could be materially harmed. Furthermore, acquisitions of new or complementary businesses or technologies could also result in changes to our business or operating model, which may be difficult to execute. In addition, any acquisitions may not be successful in achieving our desired strategic objectives, which would also cause our business to suffer. Acquisitions can also lead to large non-cash charges that can have an adverse effect on our results of operations as a result of write-offs for items such as acquired in-process research and development, impairment of goodwill or the recording of stock-based compensation.

We may issue company stock as consideration for acquisitions, joint ventures or other strategic transactions, and the use of common stock as purchase consideration will dilute each of our current shareholder’s interest. In addition, we may obtain debt financing in connection with an acquisition. Any such debt financing could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and pursue business opportunities, including potential acquisitions. In addition, such debt financing may impair our ability to obtain future additional financing for working capital, capital expenditures, acquisitions, general corporate or other purposes, and a substantial portion of cash flows, if any, from our operations may be dedicated to interest payments and debt repayment, thereby reducing the funds available to us for other purposes and could make us more vulnerable to industry downturns and competitive pressures.

We may be unable to successfully obtain research and development funding opportunities from military and government programs.

A substantial portion of our revenue to date has come from two government sponsored development contracts. Our FLEXMODTM technology packaging contract with Advanced Energy, funded by the Department of Energy, through the State Technologies Advancement Collaborative (STAC), was completed in the third quarter of 2006 and provided approximately $315,000 in revenue throughout 2006. Our SymetronTM enhanced ISA subcontract with ARINC, funded by the U.S. Army, resulted in revenue totaling $44,717 during fiscal 2006 and $123,763 during the first quarter of 2007.

Our near-term strategy for our transportation and industrial technology segment includes research and development funding opportunities from military and government programs. If we cannot successfully obtain research and development funding from military and government programs, or meet deadlines imposed under those programs, we may have less funding which could make it more difficult to sustain our long-term licensing strategy, our stock price could decline and we may be unable to continue operating or would be required to develop a new near-term business strategy.

The market price for our common stock has experienced significant price and volume volatility in recent periods and is likely to continue to experience significant volatility in the future. Such volatility may cause investors to experience dramatic declines in our stock price from time to time, may impair our ability to raise additional capital and may otherwise harm our business.

The closing price of our common stock has fluctuated from a low of $4.89 per share to a high of $7.49 per share during the three months ended March 31, 2007. Our stock price has in the past and is likely in the future to experience significant volatility as a result of numerous factors, many of which are outside of our control, including, but not limited to the following:

•	changes in market valuations or earnings of our competitors or other technology companies;

•	changes in market perception of our potential earnings, prospects or value;

•	actual or perceived developments in our business or in the markets we seek to penetrate;

•	fluctuations in our operating results;

•	changes in financial estimates or investment recommendations by securities analysts who follow our business;

•	technological advances or introduction of new products by us or our competitors;

•	the degree of market acceptance of our technology and our ability to license such technology at rates favorable to us;

•	the loss of key personnel;

•	the high costs associated with transfer and relocation of new personnel;

•	our sale of common stock or other securities in the future;

•	additional dilution that could result from adopted employee compensation plans of acquired companies;

•	public announcements regarding material developments in our business, including acquisitions or other strategic transactions;

•	public announcements regarding material transactions or other developments involving our strategic partners, customers or competitors that are perceived by the market to affect our business prospects;

•	intellectual property or litigation developments;

•	changes in business or regulatory conditions;

•	changes in law;

•	drilling conditions incurred;

•	trading patterns of holders of our common stock;

•	the trading volume of our common stock;

•	short-selling and similar activities with respect to our common stock; and

•	disruption in the geopolitical environment, including war in the Middle East or elsewhere or acts of terrorism in the United States or elsewhere.

Moreover, the volatility in our stock price has been exacerbated by relatively limited trading volume, which can cause significant price movements in our stock price to result from even modest volumes of trading activity. As such, our stock price could continue to be volatile and the market price of our stock may not reflect our intrinsic value. In addition, following periods of volatility in a company’s stock price, there may be increased risk of securities litigation, governmental investigations or enforcement proceedings may be initiated against that company. Any such litigation, and investigation or other procedures, regardless of merits, could materially harm our business and cause our stock price to decline due to potential diversion of management attention and harm to our business reputation.

If we fail to comply with NYSE Arca listing standards and maintain our listing on NYSE Arca, our business could be materially harmed and our stock price could decline.

In October 2005, we received approval to list shares of our common stock on ArcaEx and on November 3, 2005, shares of our common stock began trading on ArcaEx (now NYSE Arca). Pursuant to the Sarbanes-Oxley Act of 2002, national securities exchanges, including NYSE Arca, have adopted more stringent listing requirements. Although we have been approved to list shares of common stock on NYSE Arca, we may not be able to maintain our compliance with all of the listing standards of the NYSE Group, which would jeopardize our ability to maintain our listing with NYSE Arca as a member of the NYSE Group. Any failure by us to maintain our listing on NYSE Arca could materially harm our business, cause our stock price to decline, and make it more difficult for shareholders to sell their shares.

If we are unable to effectively and efficiently maintain our controls and procedures to avoid deficiencies, there could be a material adverse effect on our operations or financial results.

As a publicly-traded company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. Our management is required to evaluate the effectiveness of our internal control over financial reporting as of each year end, and we are required to disclose management’s assessment of the effectiveness of our internal control over financial reporting, including any “material weakness” (within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 2) in our internal control over financial reporting. On an on-going basis, we are reviewing, documenting and testing our internal control procedures. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required.

In connection with the audit of our 2004 financial statements, our management and Audit Committee were notified by our independent accountants, Tanner LC, of deficiencies that existed in the design or operation of our internal control over financial reporting that it considered to be “material weaknesses.” The deficiencies related to internal control and disclosure control over stock-based compensation, reporting of equity transactions and certain disclosures in the footnotes to the consolidated financial statements. The deficiencies in our internal control over stock-based compensation and equity transactions related to the failure to properly record issuances of stock, the failure to timely report certain transactions on Forms 3, 4, or 5, and the failure to properly itemize equity transactions in the statement of stockholders’ equity. The deficiency in our disclosure controls was related to the stock option disclosures required by Statement of Financial Accounting Standards (SFAS) No. 148.

The deficiencies detected in the audit process were appropriately documented and disclosed in our annual report on Form 10-KSB for 2004. We took several steps during 2005 to remedy, and subsequently in 2005 and 2006 to improve, our disclosure controls and our internal controls over financial reporting, however we cannot assure you that the revised controls and procedures will be effective in remedying all of the identified deficiencies. If we fail to adequately address any deficiencies, it could have a material adverse effect on our business, results of operations and financial condition. Ultimately, if not corrected, any deficiencies could prevent us from releasing our financial information and periodic reports in a timely manner, making the required certifications, and complying with our other obligations with respect to our consolidated financial statements and internal controls under the Sarbanes-Oxley Act. Any failure to maintain adequate internal controls over financial reporting and provide accurate financial statements may subject us to litigation and would cause the trading price of our common stock to decrease substantially. Inferior controls and procedures could also subject us to a risk of delisting on the NYSE Arca and cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

On September 13, 2006, our Audit Committee approved the selection of Hein & Associates LLP, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2006. At the same time, our Audit Committee approved the dismissal of Tanner LC effective as of September 13, 2006. The Audit Committee’s decision to retain Hein & Associates LLP was precipitated by Tanner LC’s recommendation that we engage an accounting firm with expertise in the power generation industry. Based on discussions with Hein & Associates LLP and related inquiries regarding Hein & Associates LLP’s work and existing clients, our Audit Committee believes that Hein & Associates LLP has such expertise. Hein & Associates LLP conducted their first audit of our financial statements for the year ended December 31, 2006, and did not identify any material weaknesses in our system of internal control over financial reporting in connection with such audit. However, in subsequent audits, it is possible that they may identify material weaknesses in our system of internal control over financial reporting that would be reported accordingly.

Our major shareholder and Executive Chairman of the Board of Directors, Kraig T. Higginson, has, in the past, used his personal ownership of shares in the Company to benefit the Company without compensation.

Mr. Higginson has in the past provided some of his beneficially owned shares to our employees in lieu of direct employment arrangements between us and the employee. He also pledged his personal holdings in a Share Contribution Agreement in connection with our Series C Preferred Stock offering in April 2005. Mr. Higginson is under no obligation to pledge his personal ownership position for our benefit in the future. The cessation of his actions to support our initiatives with his personal holdings or the perception that this cessation could occur might have a negative effect on our financial performance and consequently on the trading price of our common stock.

We are deploying new technology and, to date, we have not yet commercially licensed our technologies and we may not be able to successfully develop other technologies.

Our SymetronTM technologies are new and commercially unproven. We are still in the early stages of commercializing our technology in transportation, industrial and power generation applications. While we have completed some laboratory testing, our technologies have not yet been durability tested for long-term applications. We can provide no assurance that our technologies will prove suitable for our target business segments. Our potential product applications require significant and lengthy product development efforts, and to date, we have not developed any commercially available products. During our product development process, we may experience technological issues that we may be unable to overcome. Because of these uncertainties, our potential technology may not be commercially licensed. If we are not able to successfully license our technology, we will be unable to generate revenue or build a sustainable or profitable business.

We will need to achieve commercial acceptance of our technology to obtain licensing revenue.

Although our technology may be proven viable, we may not successfully develop licensing arrangements with potential customers on a timely basis, if at all. Furthermore, it may be years before our technology is proven viable, if at all, and even longer before we have licensing arrangements in place. Superior competitive technologies may be introduced or potential customer needs may change resulting in our technology or products being unsuitable for commercialization. Our revenue growth will depend substantially on our ability to introduce new technology into the marketplace that we are able to successfully commercialize. We may need to incur additional expense to add to our sales force, engage sales agents or incur other selling expenses to license our technologies or sell our products. If we are unable to achieve commercial acceptance of our technology at a reasonable cost, our business will be materially and adversely affected. In addition, although our potential technology achieves commercial acceptance, the size of the potential markets for our technology may prove to be insufficient to permit us to generate significant revenue.

Technological advances in our industry could render our technology and products obsolete, which would harm our business.

Our failure to further refine our technology and develop and introduce new products could cause our technology to become obsolete, which would harm our business. The industries in which we operate are rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the industry and to effectively compete in the future. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our technology, including advances developed internally by our potential customers and partners.

We face competition from companies in multiple industries, as well as from the internal efforts of potential partners and, if we fail to compete effectively, our business will suffer.

The markets for electric motors, alternators, ISAs, motor controllers, and the development of geothermal power are intensely competitive. We believe our potential technology will face significant competition from existing manufacturers, including motor, controller, alternator, and transportation vehicle companies, many of which may be better capitalized. We may also face significant competition from potential partners that we will approach to fund the construction of geothermal power plants. Our potential partners may decide to develop and construct geothermal power plants without our assistance. Additionally, we face significant competition from several companies who already have established operations in the geothermal power production industry. If our potential partners or competition improves or develops technology that competes directly with our technology, our business could be harmed. We also face numerous challenges associated with overcoming the following:

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Our competitors, as well as our potential partners, may have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities.

•	Many of our competitors and potential partners have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

•

Our potential partners may have better access to information regarding their own manufacturing processes, which may enable them to develop products that can be more easily incorporated into their respective products.

We rely on key personnel and the loss of key personnel or the inability to attract, train, and retain key personnel could have a negative effect on our business.

We believe our future success will depend to a significant extent on the continued service of our executive officers and other key personnel. Of particular importance to our continued operations are our executive management and technical staff. We do not have key person life insurance for any of our executive officers, technical staff or other employees. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Since December 31, 2005, four officers have resigned: our former President, our former Vice President of Marketing, our former Vice President, General Counsel and Secretary, and our former Chief Financial Officer. As of March 2007, we have filled the President, Chief Financial Officer and General Counsel positions.

Our future success also depends on our ability to attract, train, retain and motivate highly skilled technical and sales personnel. Since our Company has limited resources to attract qualified personnel, we may not be successful in recruiting, training, and retaining personnel in the future, which would impair our ability to maintain and grow our business.

Our limited cash resources have in the past required us to rely heavily on equity compensation to hire and retain key personnel, and we expect this to continue in the future, which may result in significant non-cash compensation expenses and dilution to our shareholders.

We may be unable to realize our strategy of utilizing the tax and other incentives available for developing geothermal power projects to attract strategic alliance partners, which may adversely affect our ability to complete these projects.

A significant part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

We rely on our intellectual property rights, and any inability to protect these rights could impair our competitive advantage, divert management attention, require additional development time and resources or cause us to incur substantial expense to enforce our rights, which could harm our ability to compete and generate revenue.

Our success is dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have applied for patent protection on most of our key technologies. We cannot be certain that our eight (8) pending U.S. patent applications, six (6) pending international patent applications, and five (5) pending foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect the inventions derived from our technology or prove to be enforceable in actions against alleged infringers. Also, additional patent applications that we may file for our current and future technologies may not be issued. We have also applied for registration of trademarks which may never be granted registration.

The contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to the public. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our technology or products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

Policing unauthorized use of our technology may be difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention resulting in significant harm to our business.

If third parties assert that our technologies or products infringe their intellectual property rights, our reputation and ability to license our technology or sell any products could be harmed. In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

We may be subject to infringement claims, whether the claims have merit or not, as the number of products and competitors in our industry grows, and the functionality of products in different industry segments overlaps. If third parties assert that our current or future products infringe their proprietary rights, there could be costs and damages associated with these claims, whether the claims have merit or not, which could significantly harm our business. Any future claims could harm our relationships with any existing customers and may deter future customers from licensing our products. In addition, in any potential dispute involving our intellectual property, our potential customers or distributors of our products could also become the target of litigation, which could trigger indemnification obligations in certain of our license and service agreements and harm our relationships with any such customers or distributors. Any such claims, with or without merit, could be time consuming, result in costly litigation, including costs related to any damages we may owe resulting from such litigation, cause product shipment or development delays or result in loss of intellectual property rights which would require us to obtain licenses which may not be available on acceptable terms or at all.

We could incur significant expenses if products built with our technology contain defects.

Products such as those built with our technology are subject to product liability lawsuits for any defects that they may contain. Detection of any significant defects may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. A material product liability claim could significantly harm our business, result in unexpected expenses and damage our reputation.

The markets for our technologies, products and services are heavily influenced by federal, state and local government regulations and policies.

The progress of our technologies may be dependent on government regulations and policies such as standards for Corporate Average Fuel Economy (“CAFÉ”), Renewable Portfolio Standards (“RPS”), the Clean Air Act and Section 45 of the Internal Revenue Code. Any delays in implementing, relaxing or extending these standards or policies, as the case may be, could have a negative impact on the demand for our products and services. Any new government regulations or policies pertaining to our technologies may result in significant additional expenses to us and our potential customers and could cause a significant reduction in demand for our products and technologies and thereby significantly harm our business.

Our exploration, development, and operation of geothermal energy resources is subject to geological risks and uncertainties, which may result in decreased performance, increased costs, or abandonment of our projects.

Our business involves the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal reservoirs and are in some respects similar to those typically associated with oil and gas exploration, development and exploitation, such as dry holes, uncontrolled releases of pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. In addition, the high temperature and high pressure in geothermal energy resources requires special reservoir management and monitoring. Because geothermal reservoirs are complex geological structures, we can only estimate their geographic area. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal reservoir, the useful life (commercially exploitable life) of the reservoir and operational factors relating to the extraction of geothermal fluids. Our geothermal energy projects may suffer an unexpected decline in the capacity of their respective geothermal wells and are exposed to a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired over time. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

Another aspect of geothermal operations is the management and stabilization of subsurface impacts caused by fluid injection pressures. Pressure drawdown in the center of the well field may cause some localized ground subsidence, while pressure in the peripheral areas may cause localized ground inflation. Inflation and subsidence, if not controlled, can adversely affect farming operations and other infrastructure at or near the land surface.

Additionally, geothermally active areas are subject to frequent low-level seismic disturbances. Serious seismic disturbances are possible and could result in damage to equipment or degrade the quality of the geothermal resources to such an extent that we could not perform under the power purchase agreement for the affected project, which in turn could increase our net loss and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer a serious seismic disturbance, our business interruption and property damage insurance may not be adequate to cover all losses sustained as a result thereof. In addition, insurance coverage may not continue to be available in the future in amounts adequate to insure against such seismic disturbances.

Our geothermal power production development activities may not be successful.

Our success in developing a particular geothermal project is contingent upon, among other things, locating a viable geothermal site, negotiation of satisfactory engineering, procurement and construction agreements and power purchase agreements, receipt of required governmental permits, obtaining interconnection rights, obtaining transmission service rights, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or doing so on a timely basis. Although we may attempt to minimize the financial risks attributable to the development of a project by securing a favorable power purchase agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to incur significant expenses for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.

We may be unable to obtain the financing we need to pursue our growth strategy in the geothermal power production business segment, which may adversely affect our ability to expand our operations.

When we identify a geothermal property that we may seek to acquire or to develop, a substantial capital investment will be required. Our continued access to capital, through project financing or through a partnership or other arrangements with acceptable terms is necessary for the success of our growth strategy. Our attempts to secure the necessary capital may not be successful or may not be secured on favorable terms.

Market conditions and other factors may not permit future project and acquisition financings on terms favorable to us. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the country or state in which the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, or if we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using recourse capital such as direct equity investments which will have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

Our financial performance in the geothermal power production business segment is subject to changes in the legal and regulatory environment affecting our future projects.

The future geothermal heat recovery projects that we hope to develop will be subject to extensive regulation and, therefore, changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs, the need for additional capital expenditures or the reduction of certain benefits currently available. The structure of federal and state energy regulation currently is, and may continue to be, subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. We may not be able to obtain all regulatory approvals that may be required in the future, or any necessary modifications to existing regulatory approvals, or maintain all required regulatory approvals. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government currently encourages production of electricity from geothermal resources through certain tax incentives. We are permitted to claim in our consolidated federal tax returns either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or “production tax credits” of 2.0 cents (plus an annual inflation adjustment factor) per kilowatt hour for the first ten years of electricity output. Currently production tax credits can only be claimed on new plants put into service on or before December 31, 2008. We are also permitted to deduct most of the cost of the power plant as “depreciation” over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period. In addition, we may have the ability to transfer the value of these tax incentives when we are not in a position to use them directly. For instance, investment credits can be transferred through lease financing, and production tax credits may be transferred by bringing in another company that can use them as a partner in the project.

Government officials may choose to simplify the U.S. tax code. Among the options that may be under consideration are replacing or supplementing the corporate income tax with a value-added-tax, stripping away many tax subsidies, and eliminating taxes on interest, dividends and other returns to capital. Significant tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. It could reduce or eliminate the value that geothermal companies receive from the current tax subsidies. Any restrictions or tightening of the rules for lease or partnership transactions, whether or not part of major tax reform, could also materially affect our business, financial condition, future results and cash flow.

Any such changes could significantly increase the regulatory-related compliance and other expenses incurred by the projects which, in turn, could materially and adversely affect our business, financial condition, future results and cash flow.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation, may increase in the future and could materially and adversely affect our business, financial condition, future results and cash flow; any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

Our projects will be required to comply with numerous federal, regional, state and local statutory and regulatory environmental standards and to maintain numerous environmental permits and governmental approvals required for construction and/or operation. Environmental permits and governmental approvals typically contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or with any statutory or regulatory environmental standards, we may become subject to regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs.

We could be exposed to significant liability for violations of hazardous substances laws because of the use or presence of such substances.

Our projects will be subject to numerous federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We may use industrial lubricants and other substances at our projects that could be classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or near the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations (or any change thereto), we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of shares of common stock that were previously restricted under Rule 144. If our officers, directors or employees sell shares for tax, estate planning, portfolio management or other purposes, such sales could be viewed negatively by investors and put downward pressure on our stock price. Approximately 20.3 million shares were free of restrictive legend as of March 31, 2007, an increase from approximately 19.4 million at December 31, 2006. The occurrence of such sales, or the perception that such sales could occur, may cause our stock price to decline.

Our reported financial results may be adversely affected by changes in U.S. generally accepted accounting principles.

U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our financial results. For example, prior to January 1, 2006, we were not required to record stock-based compensation charges if the employee’s stock option exercise price was equal to or exceeded the deemed fair value of the underlying security at the date of grant. However, beginning January 1, 2006 we are required to record the fair value of stock options as an expense in accordance with recent accounting pronouncements.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement accompanying this prospectus, the net proceeds, if any, from the sale of securities offered by us pursuant to this prospectus will be used for general corporate purposes, including the acquisition or development of properties, assets, entities or technologies. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amount of the net proceeds we will receive from the sale of such securities, as well as the timing of receipt of those proceeds, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific uses of the proceeds than as set forth herein, we will describe those uses in the applicable prospectus supplement.

We will not receive any part of the proceeds from sale of our common stock by the selling shareholders. However, with respect to shares of common stock issuable upon exercise of outstanding warrants held by the selling shareholders, we will receive $5,703,571 if all of the outstanding warrants are exercised. Any proceeds we receive from the exercise of outstanding warrants by the selling shareholders will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

We will not receive any money from the selling shareholders when they sell their shares of common stock, although we will receive funds from any exercise of the warrants. The selling shareholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation.

We cannot assure you that any public market for our common stock will equal or exceed the sales prices of the shares of common stock that our shareholders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

DILUTION

Because we cannot accurately predict the prices at which any selling shareholder may sell shares, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. Dilution is the difference between the price paid for the shares and our net tangible book value. The net tangible book value of our common stock on March 31, 2007, was $.34 per share, based upon 54,144,764 outstanding shares. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. The offer and sale by the selling shareholders of outstanding common stock, or of those shares underlying the warrants, will not affect the net tangible book value of our common stock, excluding computations taking into account the issuance of the shares underlying the warrants and any payment for the exercise of the warrants.

SELLING SECURITY HOLDERS

On March 30, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), among the Company, Heartland Value Fund, S.A.C. Capital Associates, LLC, Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, Aurarian Capital Partners II LP, Aurarian Offshore Ltd., Hudson Bay Fund LP, Hudson Bay

Overseas Fund LT, Reynold and Wendy S. Roeder, JTWROS (collectively, the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Purchasers purchased 2,693,552 shares of our common stock at a fixed price of $4.65 per share. The gross proceeds from the private placement were $12,525,001, before deducting fees and commissions. We paid commissions of $671,250 to a placement agent in connection with the closing of the private placement. We issued to each Purchaser warrants (the “Warrants”) to acquire additional shares of common stock equal to 35% of the shares of common stock issued to the Purchasers in the private placement. Accordingly, Warrants to purchase 942,739 shares of common stock, at an exercise price of $6.05 per share were issued to the Purchasers. In addition to the commissions described above, the Company’s placement agent (or its designees) also received Warrants to purchase 94,273 shares of common stock at a strike price of $6.05 per share as a fee for successfully completing the financing.

The shares of common stock and the shares of common stock underlying the Warrants are subject to registration rights pursuant to the terms and conditions of a Registration Rights Agreement dated March 30, 2007 (the “Registration Rights Agreement”), among us and the Purchasers. The Company is obligated to file a registration statement with the U.S. Securities and Exchange Commission registering the sale of the shares of common stock and the shares of common stock underlying the Warrants no later than forty-five days after the closing of the private placement and to use its best efforts to cause the registration statement to be declared effective within 135 days after the closing of the private placement. We are also obligated to use our best efforts to keep the registration statement continuously effective until the date when all registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k). We will bear all of the expenses associated with the registration. Failure to maintain registration will result in liquidated damages equal to one percent of the aggregate purchase price paid by the holder for up to a total of three months. Interest will accrue after seven days at a rate of eighteen percent per annum. We filed the registration statement that this prospectus forms a part of pursuant to the Registration Rights Agreement.

The Warrants contain a call provision that allows the Company, at its discretion, to redeem the Warrants if the closing market price of our common stock is above $9.075 for twenty consecutive trading days.

The following table shows the following information about the selling shareholders:

*	the number of shares of our common stock that each selling shareholder beneficially owned as of the business day immediately prior to the filing of this Registration Statement;

*	the number of shares covered by this prospectus; and

*	the number of shares to be retained after this offering, if any.

All figures in this table assume the issuance of all 942,739 shares of common stock issuable upon exercise of our outstanding warrants by the selling shareholders. The percentages in the table are based upon 55,365,000 beneficially owned shares of our common stock on April 30, 2007.

Common Stock (1)

Name of Selling Shareholder (2)	Number and Percentage of Outstanding Shares Owned Prior to the Offering	Number of Shares Registered in the Offering	Number and Percentage of Outstanding Shares Beneficially Owned after the Offering (3)
Heartland Group, Inc. solely on behalf of Heartland Value Fund (4)	1,451,613 - 2.62%	1,451,613	0 - **
S.A.C. Capital Associates LLC (5)	1,433,200 - 2.59%	1,350,000	83,200 - **
Enable Growth Partners LP (6)	246,774 - **	246,774	0 - **
Enable Opportunity Partners LP (7)	29,033 - **	29,033	0 - **
Pierce Diversified Strategy Master Fund Ena (8)	14,516 - **	14,516	0 - **
Aurarian Capital Partners II LP (9)	221,167 - **	221,167	0 - **
Aurarian Offshore Ltd. (10)	156,251 - **	156,251	0 - **
Hudson Bay Fund LP (11)	65,323 - **	65,323	0 - **
Hudson Bay Overseas Fund LT (12)	79,839 - **	79,839	0 - **
Reynold and Wendy S. Roeder, JTWRS (13)	51,775 - **	21,775	30,000 - **

**	Ownership for each selling shareholder is less than 1%.
(1)	We assume no purchase in this offering by the selling shareholders of any shares of our common stock.
(2)	Except as indicated, no director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any non-individual selling shareholder.
(3)	Assumes that all shares offered by the selling shareholders will be sold.
(4)	Consists of 1,075,269 shares held in the name of Heartland Value Fund which are deemed to be controlled by Heartland Group, Inc. Also consists of 376,344 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(5)	Consists of 1,433,200 shares held in the name of S.A.C. Capital Associates LLC. Also consists of 350,000 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management and as such may be deemed to beneficially own the shares held by S.A.C. Capital Associates, LLC. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities held by S.A.C. Capital Associates, LLC.
(6)	Consists of 182,796 shares held in the name of Enable Growth Partners LP. Also consists of 63,978 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(7)	Consists of 21,506 shares held in the name of Enable Opportunity Partners LP. Also consists of 7,527 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(8)	Consists of 10,753 shares held in the name of Pierce Diversified Strategy Master Fund LLC Ena. Also consists of 3,763 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(9)	Consists of 163,828 shares held in the name of Aurarian Capital Partners II LP. Also consists of 57,339 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(10)	Consists of 115,742 shares held in the name of Aurarian Offshore LTD. Also consists of 40,509 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.

(11)	Consists of 48,388 shares held in the name of Hudson Bay Fund LP. Also consists of 16,935 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(12)	Consists of 59,140 shares held in the name of Hudson Bay Overseas Fund LT. Also consists of 20,699 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.
(13)	Consists of 16,130 shares held in the name of Reynold and Wendy S. Roeder, JTWROS, which are deemed to be controlled by Mr. Roeder who is also a member of the Company’s Board of Directors. This transaction was approved by the Company’s Audit Committee while Mr. Roeder abstained from the vote. Also consists of 30,000 vested options to purchase shares of common stock and 5,645 shares of common stock that are underlying the warrants exercisable at a price of $6.05 per share.

PLAN OF DISTRIBUTION

Each selling shareholder of the common stock to be offered and sold by this prospectus, and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NADSR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%). We are required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

There is no guarantee that any selling shareholder will sell any of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value per share. On April 30, 2007, there were 54,328,430 outstanding shares of our common stock.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders and may not cumulate votes for the election of directors. Common stock holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share. As of April 30, 2007 there were no preferred shares issued or outstanding. The shares of preferred stock have such rights and preferences as our board of directors shall determine, from time to time. Our common stock is subject to the express terms of our preferred stock and any series thereof.

Warrants

We issued to each Purchaser warrants (the “Warrants”) to acquire additional shares of common stock equal to 35% of the shares of common stock issued to the Purchasers in the private placement. Accordingly, Warrants to purchase 942,739 shares of common stock, at an exercise price of $6.05 per share were issued to the Purchasers subject to adjustments as provided in the warrants (the “Exercise Price”). The warrants are excisable until March 31, 2012. Other than pursuant to certain exempt issuances in the event that during the twelve month period beginning on the effective date of the registration statement which this prospectus forms a part of, if we shall sell or grant any option to purchase or otherwise dispose of or issue any shares of our common stock or option or warrants to purchase shares of our common stock at a price that is less than the Exercise Price (a “Dilutive Issuance”), the Exercise Price shall be reduced by multiplying the Exercise Price by a fraction, the numerator of which is the number of shares of our issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock and common stock equivalents which the aggregate consideration received or receivable by us in connection with such Dilutive Issuance would purchase at the then effective Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock and Common Stock Equivalents so issued or issuable in connection with the Dilutive Issuance. The exercise Price and number of shares issuable pursuant to the warrants will also be adjusted in the event of a stock split or stock dividend.

If at any time after one year from the date of issuance of this Warrant there is no effective Registration Statement registering, or no current prospectus available for, the resale of the shares issuable upon exercise of the warrants, then the Warrants may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day (as defined in the warrants) immediately preceding the date of such election;

(B) = the Exercise Price of the Warrant, as adjusted; and

(X) = the number of shares issuable upon exercise of the Warrant in accordance with the terms of the Warrant by means of a cash exercise rather than a cashless exercise.

If the closing price of our common stock (as defined in the warrants) for each of 20 consecutive Trading Days which period shall not have commenced until after the Effective Date as defined in the warrant) exceeds 150% of the Exercise Price then we may, within three Trading Days of the end of such period, call for cancellation of all or any portion of the Warrant for which a Notice of Exercise has not yet been delivered.

Registration Rights

In conjunction with the March 2007 private equity placement, the purchasers of the common stock and related warrants also entered into a Registration Rights Agreement that contains certain rights to register shares of common stock and rights to remain continuously effective until all private equity placement shares and related warrants are exercised or expired.

If we fail to file a registration statement on Form S-3 prior to May 14, 2007, or if we fail to maintain a continuously effective registration statement, liquidated damages equal to 1.0% of the aggregate purchase price for each month up to a total of three months will be paid to the purchasers. The outstanding balance is subject to interest payments of 18% per annum.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We have included our financial statements as of December 31, 2005 and 2006, and for the years ended December 31, 2004, 2005 and 2006, in reliance on the reports of Tanner LC of Salt Lake City, Utah and Hein & Associates LLP of Denver, Colorado, independent registered public accounting firms. Neither Tanner LC nor Hein & Associates LLP has any interest, direct or indirect, in the Company.

The validity of the issuance of the shares being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP. Sichenzia Ross Friedman Ference LLP has no interest, direct or indirect, in the Company.

We have not hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in the Company, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our annual report on Form 10-K for the year ended December 31, 2006.

2.	Our quarterly report on Form 10-Q for the three months ended March 31, 2007.

3.	Our Current Reports on Form 8-K filed on January 5, 2007, January 11, 2007, January 19, 2007, January 19, 2007, March 6, 2007, March 23, 2007, April 5, 2007, April 12, 2007 and April 23, 2007.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Raser Technologies, Inc., 5152 North Edgewood Drive, Suite 375, Provo, UT 84604, (801) 765-1200 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to Raser Technologies contained in this prospectus is not comprehensive, and you should read it together with the information contained in the incorporated documents.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT

Section 16-10a-902(1) of the Utah Revised Business Corporation Act (the “Act”) authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) of the Act prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) of the Act allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 of the Act authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) of the Act extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 of the Act requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) of the Act extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1) of the Act, the corporation may advance a director’s expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902 of the Act. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) of the Act extends this protection to officers, employees, fiduciaries and agents of a corporation as well. Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Act, Section 16-10a-908 of the Act allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Article VIII of our Amended and Restated Bylaws provides for indemnification of our directors, executive officers, employees and agents on substantially the same terms as set forth in the Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

No person is authorized to give any information or to make any representation regarding this offering other than those contained in this prospectus. Any further information or representation has not been authorized by Raser Technologies, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares:

•	in any jurisdiction in which such offer to sell or solicitation is not unauthorized;

•	in any jurisdiction in which the person making such offer or solicitation is not qualified to do so; or

•	to any person to whom it is unlawful to make such offer or solicitation.

RASER TECHNOLOGIES, INC.

3,736,291 SHARES

OF

COMMON STOCK

PROSPECTUS

            , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We will pay all expenses incident to the offering and sale to the public of the securities being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table.

Securities and Exchange Commission filing fee*	$646
Printing expenses	$1,000
Counsel fees and expenses	$25,000
Accounting fees and expenses	$6,000
Stock exchange listing fees*	$12,929
Fees of trustee, registrar and transfer agent	$500
Blue sky expenses	$500
Miscellaneous expenses	$500

Total	$47,075

*	Actual expenses; all other expenses are estimates.

Item 15.	Indemnification of Officers and Directors.

See Disclosure of Commission Position of Indemnification for Securities Act included in the prospectus.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining the liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, RASER TECHNOLOGIES, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on May 11, 2007.

RASER TECHNOLOGIES, INC.

By:	/s/ Brent M. Cook
Brent M. Cook,
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent M. Cook and Martin F. Petersen and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 11, 2007:

/s/ Brent M. Cook
Brent M. Cook, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kraig T. Higginson
Kraig T. Higginson, Executive Chairman of the Board

/s/ Martin F. Petersen
Martin F. Petersen, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Reynold Roeder
Reynold Roeder, Director

/s/ Barry Markowitz
Barry Markowitz, Director

/s/ Alan G. Perrition
Alan G. Perriton, Director

/s/ James A. Herickhoff
James A. Herickhoff, Director

/s/ Lee A. Daniels
Lee A. Daniels, Director

EXHIBITS

Exhibit Number	Description of Document
2.1	Agreement and Plan of Reorganization dated October 2, 2003 among Wasatch Web Advisors, Inc., the Company and the stockholders of the Company (incorporated by reference to Exhibit 2 to our current report on Form 8-K filed October 14, 2003 (File No. 000-30657))

2.2	Agreement and Plan of Merger between Raser Technologies, Inc., a Utah corporation, and Raser Technologies, Inc., a Delaware corporation, dated April 17, 2007 (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed April 23, 2007 (File No. 001-32661))

3.1	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-QSB filed August 13, 2004 (File No. 000-30657))

3.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to our current report on Form 8-K filed July 8, 2005 (File No. 000-30657))

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed July 28, 2004 (File No. 000-30657))

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.6 to our current report on Form 8-K filed April 7, 2005 (File No. 000-30657))

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our quarterly report on Form 10-QSB filed August 13, 2004 (File No. 000-30657))

4.2	Registration Rights Agreement, dated as of July 22, 2004, among the Company and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.6 to our current report on Form 8-K filed July 28, 2004 (File No. 000-30657))

4.3	Registration Rights Agreement dated as of April 4, 2005 by and among the Company and the Buyers (as defined therein) (incorporated by reference to Exhibit 4.5 to our current report on Form 8-K filed April 7, 2005 (File No. 000-30657))

4.4	Form of Debenture (incorporated by reference to Exhibit 4.3 to our quarterly report on Form 10-QSB filed August 13, 2004 (File No. 000-30657))

4.5	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed April 5, 2007 (File No. 000-32661))

4.6	Registration Rights Agreement dated as of March 30, 2007 by and between the Company and the Purchasers (as defined therein) (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed April 5, 2007 (File No. 000-32661))

4.7	Form of Common Stock Purchase Warrant (issued on May 4, 2007) (incorporated by reference to Exhibit 4.3 to our quarterly report on Form 10-Q filed May 10, 2007 (File No. 000-32661))

5.1*	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Securities Purchase Agreement dated as of July 22, 2004 by and among the Company and the Purchasers (as defined therein) (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed July 28, 2004 (File No. 000-30657))

10.2	Form of Warrant to Purchase Shares of the Company’s Common Stock (incorporated by reference to Exhibit 10.7 to our current report on Form 8-K filed July 28, 2004 (File No. 000-30657))

10.3	Amended and Restated 2004 Long-Term Incentive Plan (incorporated by reference to Appendix B to our information statement on Schedule 14C filed May 14, 2004 (File No. 000-30657))

10.4	Form of Stock Option Agreement for the Amended and Restated 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-QSB filed August 13, 2004 (File No. 000-30657))

10.5	Restricted Stock Grant Agreement dated as of February 23, 2004 between the Company and John C. Ritter (incorporated by reference to Exhibit 10.5 to our quarterly report on Form 10-QSB filed November 9, 2004 (File No. 000-30657))

10.6	Restricted Stock Grant Agreement dated as of February 25, 2004 between the Company and Timothy D. Fehr (incorporated by reference to Exhibit 10.6 to our quarterly report on Form 10-QSB filed November 9, 2004 (File No. 000-30657))

Exhibit Number	Description of Document
10.7	At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement effective as of August 1, 2004 between the Company and William Dwyer (incorporated by reference to Exhibit 10.7 to our quarterly report on Form 10-QSB filed November 9, 2004 (File No. 000-30657))

10.8	Form of Award Agreement for Outside Directors under the Amended and Restated 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.20 to our current report on Form 8-K/A filed July 20, 2006 (File No. 001-32661))

10.9	Employment Agreement dated January 31, 2005 between the Company and Brent M. Cook (incorporated by reference to Exhibit 10.8 to our current report on Form 8-K filed February 4, 2005 (File No. 000-30657))

10.10	Securities Purchase Agreement dated as of April 4, 2005 by and among the Company and the Buyers (as defined therein) (incorporated by reference to Exhibit 10.9 to our current report on Form 8-K filed April 7, 2005 (File No. 000-30657))

10.11	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed April 7, 2005 (File No. 000-30657))

10.12	Amended Restricted Stock Grant Agreement dated as of April 29, 2005 between the Company and John C. Ritter (incorporated by reference to Exhibit 10.10 to our current report on Form 8-K filed May 5, 2005 (File No. 000-30657))

10.13	Lease Agreement by and between the Company and EsNET Properties L.C., dated as of March 11, 2005 (incorporated by reference to Exhibit 10.11 to our current report on Form 8-K filed May 24, 2005 (File No. 000-30657))

10.14	Second Amended Restricted Stock Grant Agreement dated as of July 12, 2005 between the Company and John C. Ritter (incorporated by reference to Exhibit 10.12 to our quarterly report on Form 10-QSB filed November 14, 2005 (File No. 001-32661))

10.15	Third Amended Restricted Stock Grant Agreement dated as of July 29, 2005 between the Company and John C. Ritter (incorporated by reference to Exhibit 10.13 to our quarterly report on Form 10-QSB filed November 14, 2005 (File No. 001-32661))

10.16	First Amended At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement dated as of July 29, 2005 between the Company and William Dwyer (incorporated by reference to Exhibit 10.14 to our quarterly report on Form 10-QSB filed November 14, 2005 (File No. 001-32661))

10.17	Amended Restricted Stock Grant Agreement dated July 22, 2005 between the Company and Timothy D. Fehr (incorporated by reference to Exhibit 10.15 to our quarterly report on Form 10-QSB filed November 14, 2005 (File No. 001-32661))

10.18	Fifth Amended Restricted Stock Grant Agreement dated as of January 15, 2006 between the Company and John C. Ritter (incorporated by reference to Exhibit 10.16 to our quarterly report on Form 10-Q filed May 15, 2006 (File No. 001-32661))

10.19	Second Amended At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement dated as of January 31, 2006 between the Company and William Dwyer (incorporated by reference to Exhibit 10.17 to our quarterly report on Form 10-Q filed May 15, 2006 (File No. 001-32661))

10.20	Second Amended Restricted Stock Grant Agreement dated February 1, 2006 between the Company and Timothy Fehr (incorporated by reference to Exhibit 10.18 to our quarterly report on Form 10-Q filed May 15, 2006 (File No. 001-32661))

10.21	Employment Agreement dated as of June 27, 2006 between the Company and Patrick J. Schwartz (incorporated by reference to Exhibit 10.16 to our current report on Form 8-K filed June 30, 2006 (File No. 001-32661))

10.22 †	Termination Agreement and Mutual General Release dated as of September 2, 2006 by and among the Company, Power Acquisition Corp., Amp Resources, LLC, Amp Capital Partners, LLC, Highland Capital Partners VI Limited Partnership, Highland Subfund VI-Amp Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, Sorenson Capital Partners, L.P. and John H. Stevens, individually and as representative of the Amp Resources, LLC Equityholders (as defined therein) (incorporated by reference to Exhibit 10.21 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

Exhibit Number	Description of Document
10.23 †	Promissory Note, dated September 2, 2006, between Amp Resources, LLC and the Company (incorporated by reference to Exhibit 10.22 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

10.24 †	Amended and Restated License and Sublicense Agreement dated as of November 2, 2006 by and between Raser – Power Systems, LLC and Recurrent Engineering, L.L.C. (incorporated by reference to Exhibit 10.23 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

10.25 †	First Amendment to Intercreditor and Subordination Agreement dated as of September 2, 2006 by and among Highland Capital Partners VI Limited Partnership, Highland Subfund VI-Amp Limited Partnership, Highland Entrepreneurs’ Fund VI Limited Partnership, SCP/AR, LLC, AMP Capital Partners, LLC and the Company (incorporated by reference to Exhibit 10.24 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

10.26 †	Guaranty dated September 2, 2006 by and between the Company and Recurrent Engineering LLC (incorporated by reference to Exhibit 10.25 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

10.27	Form of Award Agreement for Outside Directors under the Amended and Restated 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.20 to our current report on Form 8-K/A filed July 20, 2006 (File No. 001-32661))

10.28	Share Contribution Agreement dated as of April 7, 2005 by and between the Company and Kraig Higginson (incorporated by reference to Exhibit 10.27 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

10.29	Third Amended At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement dated as of July 31, 2006 between the Company and William Dwyer (incorporated by reference to Exhibit 10.28 to our quarterly report on Form 10-Q filed November 9, 2006 (File No. 001-32661))

10.30 †	Geothermal Lease Agreement dated December 22, 2006 by and between Raser Power Systems, LLC and Truckee River Ranch (incorporated by reference to Exhibit 10.33 to our annual report on Form 10-K filed March 20, 2007 (File No. 001-32661))

10.31	Settlement Agreement, Severance Agreement and Release dated January 2, 2007 between the Company and William Dwyer (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed January 5, 2007 (File No. 001-32661))

10.32	Employment Agreement dated as of January 8, 2007 by and between Raser Technologies Operating Company, Inc. and Martin F. Petersen (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed January 11, 2007 (File No. 001-32661))

10.33 †	Geothermal Lease Agreement dated January 17, 2007 by and between Raser Power Systems, LLC, Richard Guelich and Charles McGee (incorporated by reference to Exhibit 10.33 to our registration statement on Form S-3 filed May 9, 2007 (File No. 333-142779))

10.34	Third Amended Restricted Stock Grant Agreement dated as of January 16, 2007 between the Company and Timothy Fehr (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed January 19, 2007 (File No. 001-32661))

10.35 †	Advisory Agreement dated as of March 22, 2007 by and between the Company and Objective Equity LLC (incorporated by reference to Exhibit 10.35 to our registration statement on Form S-3 filed May 9, 2007 (File No. 333-142779))

10.36	Securities Purchase Agreement dated as of March 30, 2007 by and between the Company and the Purchasers (as defined therein) (incorporated by reference to our current report on Form 8-K filed April 5, 2007 (File No. 001-32661))

10.37 †	Sourcing and Development Agreement dated as of April 6, 2007 by and between the Company and UTC Power Corporation (incorporated by reference to Exhibit 10.37 to our registration statement on Form S-3 filed May 9, 2007 (File No. 333-142779))

10.38 †	Service Agreement dated as of April 6, 2007 by and between UTC Power Corporation and Truckee Geothermal No. 1 SV-01, LLC (incorporated by reference to Exhibit 10.38 to our registration statement on Form S-3 filed May 9, 2007 (File No. 333-142779))

10.39 †	Purchase Contract dated as of April 6, 2007 by and between UTC Power Corporation and Truckee Geothermal No. 1 SV-01, LLC (incorporated by reference to Exhibit 10.39 to our registration statement on Form S-3 filed May 9, 2007 (File No. 333-142779))

Exhibit Number	Description of Document
21.1	Subsidiaries of Raser Technologies, Inc. (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K filed March 20, 2007 (File No. 001-32661))

23.1*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Tanner LC, Independent Registered Public Accounting Firm

23.3*	Consent of Sichenzia Ross Friedman Ference LLP (contained as Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

†	Confidential treatment has been requested for portions of this exhibit.
*	To be filed herewith.